Exhibit 99.1

                           (Ennis Logo)
                           Press Release

    2441 Presidential Parkway (bullet) Midlothian, Texas 76065
  (bullet) Phone 972.775.9801 (bullet) Fax 800.579.4271 (bullet)
                           www.ennis.com


FOR IMMEDIATE RELEASE                FOR ADDITIONAL INFORMATION
                                     CONTACT:  Keith S. Walters,
                                     Chairman, President & CEO
                                     (800) 752-5386

Midlothian, Texas, June 17, 2005



   ENNIS ANNOUNCES PLANNED RETIREMENT OF CHIEF FINANCIAL OFFICER


      Midlothian, Texas -- Ennis, Inc. ("Ennis") (NYSE: EBF) today announced that its Vice President-Finance and Secretary, Harve Cathey, has made known his plans to retire in the coming months. Cathey, who has served as the Company's Chief Financial Officer for over 15 years, did not set a definitive date for his departure, and has agreed to stay on through a transition period while a search is undertaken to identify his successor.

     Ennis, Inc. (www.ennis.com) (formerly Ennis Business Forms, Inc.) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has 41 production and distribution facilities located throughout 16 states, Mexico and Canada, strategically located to serve the Company's national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Printing Segment and Apparel Segment. There are three groups within the Printing Segment: the Forms Solutions Group, Promotional Solutions Group, and Financial Solutions Group. The Apparel Segment consists entirely of the Apparel Solutions Group. The Forms Solutions Group is primarily engaged in the business of manufacturing and selling business forms and other printed business products. The Promotional Solutions Group is primarily engaged in the business of design, production and distribution of printed and electronic media, presentation products, flexographic printing, advertising specialties and Post-it (registered trademark) Notes. The Financial Solutions Group designs, manufactures and markets printed forms and specializes in internal bank forms, secure and negotiable documents and custom products. The Apparel Solutions Group manufactures T-Shirts and distributes T-Shirts and other activewear apparel through six distribution centers located throughout North America.